As filed with the Securities and Exchange Commission on August 8, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________

MILL CITY VENTURES III, LTD.
(Exact name of registrant as specified in its charter)

____________________

Minnesota	6153	90-0316651
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1907 Wayzata Boulevard, Suite 205
Wayzata, MN 55391
Telephone: (952) 479-1923
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Douglas M. Polinsky
Chief Executive Officer
1907 Wayzata Boulevard, Suite 205
Wayzata, MN 55391
Telephone: (952) 479-1923
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

With Copies to:

Mitchell S. Nussbaum
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Tel: (212)-407-4000

____________________

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, Dated August 8, 2025

Mill City Ventures III, Ltd.

Up to 94,026,755 Shares of Common Stock Offered by Selling Stockholders

This prospectus covers the offer and potential resale by certain selling stockholders identified herein (“Selling Stockholders”) of (i) 75,881,625 shares of common stock of Mill City Ventures III, Ltd. (“we,” “us,” “our,” the “Company” or “MCVT”), par value $0.001 per share (the “Common Stock”), (ii) 7,144,205 shares of our common stock issuable upon the exercise of pre-funded warrants (“Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per Pre-Funded Warrant Share, (iii) 3,113,469 shares of our common stock issuable to Karatage Opportunities upon the exercise of warrants (the “Lead Investor Warrant Shares”) at various exercise prices per Lead Investor Warrant Share as follows: (a) 1,245,387 Lead Investor Warrant Shares at an exercise price of $5.42 per Lead Investor Warrant Share; (b) 1,245,387 Lead Investor Warrant Shares at an exercise price of $5.962 per Lead Investor Warrant Share; (c) 415,130 Lead Investor Warrant Shares at an exercise price of $6.504 per Lead Investor Warrant Share; and (d) 207,565 Lead Investor Warrant Shares at an exercise price of $7.046 per Lead Investor Warrant Share, (iv) 3,113,469 shares of our common stock issuable to the Sui Foundation (the “Foundation Investor”) upon the exercise of warrants (the “Foundation Investor Warrant Shares”) at various exercise prices per Foundation Investor Warrant Share as follows: (a) 1,245,387 Foundation Investor Warrant Shares at an exercise price of $5.42 per Foundation Investor Warrant Share; (b) 1,245,387 Foundation Investor Warrant Shares at an exercise price of $5.962 per Foundation Investor Warrant Share; (c) 415,130 Foundation Investor Warrant Shares at an exercise price of $6.504 per Foundation Investor Warrant Share; and (d) 207,565 Foundation Investor Warrant Shares at an exercise price of $7.046 per Foundation Investor Warrant Share, (v) 1,245,388 shares of our common stock issuable to certain members of the management of the Company upon the exercise of warrants (the “Management Warrant Shares”) at various exercise prices per Management Warrant Share as follows: (a) 622,694 Management Warrant Shares at an exercise price of $5.42 per Management Warrant Shares; (b) 415,129 Management Warrant Shares at an exercise price of $6.504 per Management Warrant Share; and (c) 207,565 Management Warrant Shares at an exercise price of $7.046 per Management Warrant Share, (vi) 207,565 shares of common stock issuable to certain advisors of the Company upon the exercise of warrants (the “Advisor Warrants”) at an exercise price of $5.962 per Advisor Warrant Share, (vii) 3,113,469 shares of common stock issuable to A.G.P./Alliance Global Partners (“A.G.P.”) pursuant to the Placement Agency Agreement (the “Placement Agency Agreement”) with A.G.P., dated July 27, 2025 (the “Placement Agent Warrant Shares”) at an exercise price of $5.962 per Placement Agent Warrant Share, and (viii) warrants issuable to Dana Wagner, a member of our board of directors, to purchase 207,565 shares of Common Stock (the “Director Warrant Shares”) at various prices per share of Common Stock as follows: (a) 83,026 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 41,513 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (c) 41,513 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (d) 41,513 shares of Common Stock at an exercise price of $7.046 per share of Common Stock. The Director Warrants are exercisable for a period of five years.

We are registering the shares on behalf of the Selling Stockholders to be offered and sold by them from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholders pursuant to this prospectus. The Selling Stockholders may offer and sell such shares to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods or any other method permitted by law. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of such shares. Our registration of these shares does not mean that the Selling Stockholders will offer or sell any shares of our Common Stock.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “MCVT.” On August 7, 2025, the last reported sale price of our Common Stock was $6.17. The applicable prospectus supplement, if any, will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

We are a “smaller reporting company” as that term is defined in Item 10(f)(1) of Regulation S-K, and as such, have elected to comply with certain reduced public company reporting requirements for the registration statement of which this prospectus forms a part and future filings. See “Prospectus Summary — Implications of Being a Smaller Reporting Company” and “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

The date of this prospectus is            , 2025.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Stockholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

This prospectus includes certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties as well as our own estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included into this prospectus, or the accompanying prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in shares of our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements and Industry Data,” and our financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in shares of our Common Stock. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “MCVT” refer collectively to Mill City Ventures III, Ltd., a Minnesota corporation.

Our Company

Mill City Ventures III, Ltd. is a Minnesota corporation that was incorporated in January 2006. From our inception until December 13, 2012, we were a development-stage company involved in the gaming and entertainment industry. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019. Since that time, we have engaged in the business of providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals. To avoid again becoming subject to regulation under the 1940 Act, we generally seek to structure our short-term loans such that they do not constitute “securities” under federal securities law, and we monitor our holdings as a whole to ensure that no more than 40% of our total assets may consist of “investment securities,” as that term is defined and understood under the 1940 Act.

Commencing July 27, 2025, the Company adopted a new treasury policy and strategy under which the principal holding in its treasury reserve on the balance sheet will be allocated to the native cryptocurrency of the Sui blockchain commonly referred to as “SUI.” The Board of Directors approved the Company’s treasury policy on July 27, 2025, authorizing the long-term accumulation of SUI. We believe our position as a public company with an official Sui Foundation relationship proves us institutional-grade exposure to the Sui blockchain, and that Sui is well positioned for large-scale adoption with the speed and efficiency institutions require for crypto at scale, plus the technical architecture capable of supporting AI workloads while maintaining security and decentralization. The Sui Foundation is an independent organization dedicated to the advancement and adoption of the Sui network. The Company’s approach involves acquiring SUI directly — both through market purchases and direct purchases from the Sui Foundation. This treasury initiative seeks to enhance the Company’s capital allocation strategy and does not affect its core commercial short-term non-bank lending and specialty finance business, which remains fully operational and a central part of the Company’s business.

Our Corporate Information

We were incorporated in the State of Minnesota in January 2006. Our principal executive offices are located at 1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391 and our telephone number is (952) 479-1923. Our corporate website address is www.millcityventures3.com. The information included on our website or in any social media associated with the Company is not part of this prospectus and should not be relied upon in determining whether to make an investment decision.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “MCVT.”

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

PIPE Transaction

On July 27, 2025, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with the investors identified on the signature pages thereto (the “PIPE Investors”) and a related registration rights agreement (the “RRA”) in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $450 million: (i) 75,881,625 shares (the “Common Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 7,144,205 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share (the “PIPE Transaction”). The offering price for one share of Common Stock was $5.42 and the offering price for one Pre-Funded Warrant was $5.4199. The PIPE Transaction closed on July 31, 2025.

The Pre-Funded Warrants are exercisable immediately, and may be exercised at any time until all of the Pre-Funded Warrants issued in the PIPE transaction are exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Pursuant to the Securities Purchase Agreements, the Company has agreed not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or file any registration statement or any amendment or supplement thereto, for a period of 15 days after the effective date of the Resale Registration Statement (as defined below), subject to certain customary exceptions. The Company also agreed not to undertake any reclassifications of its Common Stock, such as a reverse or forward stock split, without the written consent of PIPE Investors holding a majority in interest of the shares issued or issuable to each PIPE Investor under the Securities Purchase Agreements, for a period of one year following the closing of the PIPE Transaction, provided such consent will not be required to conduct a reverse stock split to maintain listing of the Common Stock on The Nasdaq Capital Market.

The Company intends to use the proceeds from the PIPE Transaction to acquire the native cryptocurrency of the Sui blockchain commonly referred to as “SUI” and other cryptocurrencies with the Sui layer 1 blockchain protocol and for the establishment of the Company’s cryptocurrency treasury operations, with 2% of the net proceeds to be used to fund the Company’s short-term lending business.

Additionally, pursuant to the Securities Purchase Agreements, the Company issued:

(i)     warrants (the “Lead Investor Warrants”) to Karatage Opportunities (“Karatage”), a Purchaser in the PIPE transaction and a strategic advisor to the Company (as described below), to purchase 3,113,469 shares of Common Stock (the “Lead Investor Warrant Shares”) at various prices per share of Common Stock as follows: (i) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(ii)    warrants (the “Foundation Investor Warrants”) to the Sui Foundation (the “Foundation Investor”), a Purchaser in the PIPE transaction, to purchase 3,113,469 shares of Common Stock (the “Foundation Investor Warrant Shares”) at various prices per share of Common Stock as follows: (i) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(iii)   warrants (the “Management Warrants”) to certain members of the management of the Company to purchase 1,245,387 shares of Common Stock (the “Management Warrant Shares”) at various prices per share of Common Stock as follows: (i) 622,694 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iii) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock; and

(iv)   warrants (the “Advisor Warrants” and together with the Lead Investor Warrants, the Foundation Investor Warrants and the Management Warrants, the “Warrants”) to certain advisors of the Company to purchase 207,565 shares of Common Stock (the “Advisor Warrant Shares” and together with the Lead Investor Warrant Shares, the Foundation Investor Warrant Shares and the Management Warrant Shares, the “Warrant Shares”) at a price per share equal to $5.962.

The Warrants are exercisable for a period of five years from the date of issuance of the Warrants. The Warrants will vest over a period of 24 months starting six months from the Issue Date (as defined therein) in four equal installments (being 25% every six months) and in the case of the Management Warrants, subject to the relevant holder still being employed by the Company at each respective vesting date. Notwithstanding the foregoing, in the event that member of the management team is terminated by the Company other than for cause or resigns for good reason (as defined in the individual’s employment agreement), the vesting of all of such individual’s Management Warrants will immediately accelerate and be fully vested as of the date of such termination.

The Company also entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with A.G.P., dated July 27, 2025, pursuant to which A.G.P. agreed to serve as the exclusive placement agent for the Company in connection with the PIPE Transaction. The Company agreed to pay A.G.P. a cash fee equal to (i) 8.0% of the aggregate gross proceeds up to the first $100 million in gross proceeds; (ii) 3.0% of the aggregate gross proceeds in excess of $100 million in gross proceeds; and (iii) 1.5% of the aggregate gross proceeds in excess of $500 million in gross proceeds raised; provided that the cash fee payable to A.G.P. in connection with the aggregate gross proceeds for the first $500 million raised in the PIPE Transaction will not exceed 4.0%. The Company also agreed to issue to A.G.P. warrants (the “Placement Agent Warrants”) to purchase up to 3,113,469 shares of Common Stock (equal to 3.75% of the securities sold in the PIPE Transaction) (the “Placement Agent Warrant Shares”). The Placement Agent Warrants will become exercisable six months following the issuance, or February 28, 2026, and will be exercisable for a period of five years following the issuance date, at an exercise price of $5.962 per Placement Agent Warrant Share. In addition, the Company agreed to reimburse A.G.P. for accountable expenses in an amount of $200,000 for its legal fees in connection with the PIPE Transaction, as well as non-accountable expenses incurred by A.G.P. for up to $25,000 in connection with the PIPE Transaction.

On July 27, 2025, our board of directors elected Dana Wagner to serve as a member of the board of directors effective July 31, 2025. We agreed to grant to Mr. Wagner warrants (the “Director Warrants”) to purchase 207,565 shares of Common Stock (the “Director Warrant Shares”) at various prices per share of Common Stock as follows: (i) 83,026 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 41,513 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 41,513 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 41,513 shares of Common Stock at an exercise price of $7.046 per share of Common Stock. The Director Warrants are exercisable for a period of five years. The Director Warrants will vest over a period of 24 months starting six months from the Issue Date (as defined therein) in four equal instalments (being 25% every six months), subject to Mr. Wagner (i) being a director of the Company at each respective vesting date and (ii) not having been legally and validly terminated or removed as a director pursuant to the Company’s bylaws and applicable law.

Under the RRA entered into in connection with the PIPE Transaction, the Company agreed to file a registration statement (the “Resale Registration Statement”) for the resale by the PIPE Investors of the Common Shares, the Pre-Funded Warrant Shares, Lead Investor Warrant Shares, Foundation Investor Warrant Shares and Management Warrant Shares within 10 days of the closing of the PIPE Transaction under the Securities Purchase Agreements, and to have the registration statement declared effective within 30 days of its filing date, subject to certain exceptions.

Recent Developments

Change in Management

Effective as of July 31, 2025, Lyle Berman resigned from the Board of Directors of the Company (the “Board”) and, to the extent applicable, all committees thereof. Mr. Berman’s resignation was not related to any disagreements with the Company.

On July 27, 2025, and effective as of July 31, 2025, the Board elected and appointed Marius Barnett and Dana Wagner as members to the Board of the Company, to fill the vacancies on the Board. Mr. Barnett serves as Chairman of the Board, and Mr. Wagner serves on the Audit Committee of the Board.

After such replacements, the Board is composed of Douglas M. Polinsky, Joseph A. Geraci II, Marius Barnett (chairman), Dana Wagner (independent), and Howard P. Liszt (independent). The Audit Committee is composed of Mr. Liszt and Mr. Wagner. The Compensation Committee is composed of Mr. Liszt. The Nominating and Corporate Governance Committee is composed of Mr. Liszt.

On July 27, 2025, and effective as of July 31, 2025, the Board made the following officer appointments:

•        Stephen Mackintosh was appointed by the Board as the Chief Investment Officer of the Company. Mr. Mackintosh, age 36, is a co-founder at Karatage, a principal investing business in the blockchain and deep tech sector. He has also served as an advisor to the web3 cohort at Entrepreneurs First, a talent incubator that has helped create over 600 startups with a combined value of over $11 billion. Previously, Mr. Mackintosh was Chief Commercial Officer at Re:infer, a natural language processing startup that was acquired by UiPath (NYSE: PATH) in August 2022. He also served as an advisor to Resolve Group, a London-based finance house providing corporate finance and restructuring services, acquired by Evelyn Partners. Mr. Mackintosh earned a 1st Class BA Honors degree from University College London.

The SUI Strategy

Commencing July 27, 2025, the Company adopted a new treasury policy and strategy under which the principal holding in its treasury reserve on the balance sheet will be allocated to the native cryptocurrency of the Sui blockchain commonly referred to as “SUI.” The Board approved the Company’s treasury policy on July 27, 2025, authorizing the long-term accumulation of SUI. We believe our position as a public company with an official Sui Foundation relationship proves us institutional-grade exposure to the Sui blockchain, and that Sui is well positioned for large-scale adoption with the speed and efficiency institutions require for crypto at scale, plus the technical architecture capable of supporting AI workloads while maintaining security and decentralization. The Sui Foundation is an independent organization dedicated to the advancement and adoption of the Sui network. The Company’s approach involves acquiring SUI directly — both through market purchases and direct purchases from the Sui Foundation. This treasury initiative seeks to enhance the Company’s capital allocation strategy and does not affect its core commercial short-term non-bank lending and specialty finance business, which remains fully operational and a central part of the Company’s business.

The PEF Agreement with A.G.P.

On August 1, 2025, we entered into a stock purchase agreement (the “PEF Agreement”) by and between us and A.G.P establishing a principal equity facility (“PEF”) pursuant to which A.G.P. agreed to purchase from us up to an aggregate of $500 million of our Common Stock (the “Total Commitment”) from time to time over the term of the PEF Agreement. Also, on August 1, 2025, we entered into a registration rights agreement with A.G.P. (the “Registration Rights Agreement”). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes a prospectus (the “PEF Prospectus”) to register the resale under the Securities Act of the shares of Common Stock that may be issued to A.G.P. pursuant to the Total Commitment under the PEF Agreement. Pursuant to the terms of the PEF, we may elect, in our sole discretion, to issue and sell to the A.G.P., from time to time, up to $500 million of shares of Common Stock (the “Total Commitment”) after the date of the PEF Prospectus. The shares of Common Stock will be purchased by A.G.P. at a price per share equal to 95.0% of the volume weighted average price (“VWAP”) per share of our Common Stock, and equal to 95.0% of the VWAP for certain intraday purchases.

Information Regarding our Capitalization

As of August 7, 2025, we had 81,944,398 shares of Common Stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Description of Capital Stock.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our Common Stock and gives effect to the Stock Split.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Common Stock outstanding before this offering:(1)	81,944,398
Common Stock offered by the Selling Stockholders:	Consists of 94,026,755 shares of Common Stock held by the Selling Stockholders.
Common Stock to be outstanding after giving effect to this offering:(1)	100,089,528 shares
Use of proceeds:	We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders hereunder. See the section titled “Use of Proceeds” for additional information.
Plan of Distribution:

The Selling Stockholders will determine when and how they sell all or a portion of the shares of Common Stock offered pursuant to this prospectus as described in the section titled “Plan of Distribution.”

Risk factors:

See the section titled “Risk Factors” and other information included in this prospectus, and incorporated by reference herein, for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Trading market and symbol:	Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “MCVT.”
Transfer agent:	The transfer agent and registrar for our Common Stock is Pacific Stock Transfer.

____________

(1)      The number of shares of our Common Stock issued and outstanding before and immediately after this offering is based on 81,944,398 shares of Common Stock issued and outstanding as of August 7, 2025, and excludes the following:

•        [_______] shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $[____] per share;

•        [_______] shares issuable upon the exercise of outstanding vested and unvested stock options with a weighted-average exercise price of $[____] per share; and

•        [_______] shares of our Common Stock reserved for future issuance under our 2022 Stock Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in our most recent annual report on Form 10-K as supplemented or updated in our most recent quarterly report on Form 10-Q, any current report on Form 8-K, as well as any accompanying prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including our financial statements and related notes, before deciding whether to purchase our securities.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2024, as amended (the “Form 10-K”) with the following risk factors. These risk factors should be read in conjunction with the risk factors included in the Form 10-K.

Risks Related to This Offering and Ownership of Our Common Stock

Future sales of our Common Stock, or the perception in the public markets that these sales may occur, could cause the market price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time, subject to the restrictions and limitations described below. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Common Stock in the public market following this offering, the market price of our Common Stock could decline significantly.

We have reserved [_] shares of Common Stock for issuance under 2022 Stock Incentive Plan, and as of the date of this prospectus we have [_] available to be issued. We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline.

Such shares are currently registered on Form S-8 and are available for sale in the public market subject to vesting arrangements and exercise of options and, in the case of our affiliates, the restrictions of Rule 144 under the Securities Act.

Such shares could be freely sold in the public market without limitation. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Common Stock could decline.

You may experience additional dilution in the future.

To raise additional capital, the Company may in the future offer additional Company securities, including shares of our Common Stock, at prices that may not be the same as the price per share in this offering. The Company or other stockholders may sell shares of Common Stock or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which the Company or other stockholders sell additional shares of Common Stock, or the Company sells securities convertible or exchangeable into Common Stock, in future transactions, may be higher or lower than the price per share paid by investors in this offering. Furthermore, sales of a substantial number of shares of the Company’s Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock.

Our financial results and the market price of our Common Stock may be affected by the prices of SUI.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in SUI. As of the date of this prospectus, we had approximately $[_] million SUI. The price of SUI has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets, such as SUI, are relatively novel and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of SUI.

Any decrease in the fair value of SUI below our carrying value for such assets could require us to incur a loss due to the decrease in fair market value, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our Common Stock. In addition, the application of generally accepted accounting principles in the United States, with respect to SUI, may change in the future and could have a material adverse effect on our financial results and the market price of our Common Stock.

In addition, if investors view the value of our Common Stock as dependent upon or linked to the value or change in the value of our SUI holdings, the price of SUI may significantly influence the market price of our Common Stock.

The price of our Common Stock has been and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock.

Our stock price has been and is likely to continue to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. With the adoption of our new SUI treasury strategy, we expect to see additional volatility. As a result of this volatility, you may not be able to sell your Common Stock. The market price for our Common Stock may be influenced by many factors, including:

•        our SUI treasury strategy;

•        the success of competitive products, services or technologies;

•        regulatory or legal developments in the United States and other countries;

•        the recruitment or departure of key personnel;

•        actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        general economic, industry and market conditions; and

•        the other factors described in this ‘‘Risk Factors’’ section and in the “Risk Factors” section of our other SEC filings, including our most recent annual report on Form 10-K.

Our management may invest or otherwise use the proceeds of any offering by the Company in ways with which you may not agree or in ways that may not yield a return.

Our management will have broad discretion in the application of the net proceeds from any offering by the Company and could use the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our Common Stock to decline and delay the development of additional products and services our pursuit of our new SUI strategy. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. We will not receive any proceeds from sales by the Selling Stockholder.

We may use the net proceeds from any offering by the Company to purchase additional SUI, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from any offering by the Company to purchase additional SUI. SUI is a highly volatile asset that has traded between $0.53 and $5.37 per SUI on Coinbase in the 12 months preceding the date of this prospectus. More recently, during the second calendar quarter of 2025, SUI traded between approximately $1.72 and $4.12 per SUI. In addition, SUI does not pay interest. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of SUI following our purchases of SUI with the net proceeds from any offering by the Company. Future fluctuations in SUI’s trading prices may result in our converting SUI purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from such an offering. We will not receive any proceeds from sales by the Selling Stockholder.

Our SUI holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our SUI at favorable prices or at all. Further, SUI we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered SUI or otherwise generate funds using our SUI holdings, including in particular during times of market instability or when the price of SUI has declined significantly. If we are unable to sell our SUI, enter into additional capital raising transactions using SUI as collateral, or otherwise generate funds using our SUI holdings, or if we are forced to sell our SUI at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As SUI and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of SUI. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of SUI or the ability of individuals or institutions such as us to own or transfer SUI.

If SUI is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of SUI and in turn adversely affect the market price of our Common Stock. Moreover, the risks of us engaging in a SUI treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Absent federal regulations, there is a possibility that SUI may be classified as a “security.” Any classification of SUI as a “security” would subject us to additional regulation and could materially impact the operation of our business.

We believe that SUI is not a security but neither the SEC nor any other U.S. federal or state regulator publicly stated whether they agree with our assessment. Despite the Trump Administration’s Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and … to maintain self-custody of digital assets,” SUI has not yet been classified with respect to U.S. federal securities laws. Therefore, while (for the reasons discussed below) we have concluded that the SEC is not likely to classify SUI as a “security” within the meaning of the U.S. federal securities laws, and so registration of the Company under The Investment Company Act of 1940, as amended (the “1940 Act”) is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a determination by the SEC that SUI is a “security” which would require us to register as an investment company under the 1940 Act.

We have also adapted our process for analyzing the U.S. federal securities law status of SUI and other cryptocurrencies over time, as guidance and case law have evolved. As part of our U.S. federal securities law analysis, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be deemed a security by the SEC for purposes of U.S. federal securities laws. Our position that we believe the SEC would not view SUI as a “security” is premised, among other reasons, on our conclusion SUI does not meet the elements of the Howey test. Among the reasons for our conclusion that SUI is not a security is that holders of SUI do not have a reasonable expectation of profits from our efforts in respect of their holding of SUI. Also, SUI ownership does not convey the right to receive any interest, rewards, or other returns.

We acknowledge, however, that the SEC, a federal court or another relevant regulatory entity with jurisdiction or other enforceable authority over us could take a different view. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that SUI, or any other digital asset we might hold, is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if SUI was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that, notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.

Our business is focused on providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals. To avoid becoming subject to regulation under the 1940 Act, we generally seek to structure our loans such that they do not constitute “securities” under federal securities law (whether by limiting the term to maturity of our loans to nine months or less, or by otherwise structuring our loans to be commercial loan transactions, and by avoiding participation in the offer and sale of instruments to any broad segment of the public), and we monitor our holdings as a whole to ensure that no more than 40% of our total assets is likely to consist of “investment securities,” as that term is defined and understood under the 1940 Act. We do not believe that our principal activities will subject us to the 1940 Act. To this end, we hold reserve un-invested assets in cash and United States “government securities” within the meaning of Section 2(a)(16) of the Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, which invest only in direct U.S. government treasury obligations. Furthermore, we periodically monitor our investment holdings as a whole with a view towards ensuring that investments and other holdings which may be considered “investment securities” do not comprise more than 40% of our total assets. We undertake this analysis (1) on a quarterly basis and in connection with the review and preparation of our financial statements filed as part of our quarterly and annual reports with the SEC, and (2) at other times when we are considering how to structure a new transaction that is of a significant size — with “significance” largely based on the outcome of our most recent quarterly review. This review is generally undertaken by our Chief Financial Officer and may involve outside legal counsel, in particular in a case where we are considering the structure of a potential new transaction.

With respect to Section 3(a)(1)(A), following the PIPE Transaction, approximately 98% percent of the net proceeds of the PIPE Transaction will be used to acquire SUI, which will be an amount in excess of 40% of our total assets. Since we believe SUI is not an investment security, we do not hold ourselves out as being engaged primarily, nor do we propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the 1940 Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

SUI and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes.

If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.

If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our SUI, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our SUI and our financial condition and results of operations could be materially adversely affected.

Substantially all of the SUI we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our SUI. SUI and other blockchain-based cryptocurrencies and the entities that provide services to participants in the SUI ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•        a partial or total loss of our SUI in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our SUI;

•        harm to our reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader SUI ecosystem or in the use of the SUI network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to SUI, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the SUI industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face other risks related to our SUI treasury reserve business model.

Our SUI treasury reserve business model exposes us to various risks, including the following:

•        SUI and other digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and our SUI strategy subjects us to enhanced regulatory oversight;

•        regulatory changes could impact our ability to operate validators or receive rewards;

•        regulatory scrutiny of the Company’s activities may increase, potentially limiting our operations;

•        potential litigation risks exist related to smart contract vulnerabilities, validator operations, or our business activities;

•        uncertainty around SUI’s regulatory status may impact our ability to list on certain exchanges;

•        changes in political administration may not guarantee a favorable regulatory environment for SUI;

•        future SEC actions or court decisions could retroactively classify SUI as a security, potentially leading to penalties or forced unwinding of transactions; and

•        increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements.

•        due to unfamiliarity and some negative publicity associated with digital asset platforms, confidence or interest in digital asset platforms, and the digital assets we expect to acquire, may decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

SELLING STOCKHOLDERS

References to a “Selling Stockholder” or the “Selling Stockholders” in this prospectus mean the entities listed in the table below, and the donees, transferees, assignees, successors, heirs, executors, administrators, legal representatives, pledgees and others who may later come to hold any of the Common Stock described in this prospectus as a result of a transfer not involving a public sale.

This prospectus relates to the possible resale by the Selling Stockholders of up to 94,026,755 shares of Common Stock that are issuable under the Pre-Funded Warrants, the Lead Investor Warrants, the Foundation Investor Warrants, the Management Warrants, the Advisor Warrants and 75,881,645 shares of Common Stock that were obtained by the Selling Stockholders in the PIPE Transaction. For additional information regarding the PIPE Transaction see “Prospectus Summary — PIPE Transaction”. The Selling Stockholders may offer the shares of Common Stock for resale from time to time pursuant to this prospectus. Each of the Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of its shares of Common Stock in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. Information about the Selling Stockholders may change over time.

We do not know when or in what amounts the Selling Stockholders may offer the shares of Common Stock for sale, and, other than as set forth herein, we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the shares of Common Stock. Because the Selling Stockholders may offer all, some or none of the shares pursuant to the offering, no definitive estimate as to the number of shares that will be held by the Selling Stockholders after the offering can be provided. With the exception of our Chief Executive Officer and director, Douglas M. Polinsky, and our Chief Financial Officer and director, Joseph A. Geraci, II, both of whom own Management Warrants, and Dana Wagner, a member of our Board, the Selling Stockholders have not had any material relationship with us within the past three years other than with respect to the ownership of Common Stock, Pre-Funded Warrants and Warrants. For more information regarding Mr. Polinsky’s and Mr. Geraci’s relationship to the Company, their beneficial ownership of our Common Stock and the Management Warrants see “Directors and Executive Officers”, “Security Ownership of Certain Beneficial Owners and Management” and “Prospectus Summary — PIPE Transaction”.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock owned by the Selling Stockholders before and after the offering. Solely for purposes of the table below, we have assumed that the Selling Stockholders will sell all of the shares of Common Stock that the Selling Stockholders currently hold and will make no other purchases or sales of Common Stock. The table further assumes that there are no beneficial ownership limitations on the exercise of the Pre-Funded Warrants, the Lead Investor Warrants, the Foundation Investor Warrants, the Management Warrants, the Advisor Warrants, the Director Warrants, and the Placement Agent Warrants. For more information regarding the beneficial ownership limitations, see “Prospectus Summary — PIPE Transaction”. The percentages below also assume the full conversion of the Warrants and Pre-Funded Warrants and that accordingly, 100,089,528 of Common Stock are outstanding as of the date of this prospectus.

		Number of Shares of Common Stock Beneficially Owned Prior to Offering of the Selling Stockholders*		Maximum Number of Shares of Common Stock to be Sold in the Offering of the Selling Stockholders**	Number of Shares of Common Stock Beneficially Owned After the Offering of the Selling Stockholder Shares**
Name of Selling Stockholders		Number	Percent	Shares	Number	Percent
1.	EBT Group Holdings LLC(1)	9,946,048	9.94%	9,946,048	0	0%
2.	NLABS FUND PTE LTD(2)	5,535,055	3%	5,535,055	0	0%
3.	Karatage Opportunities(3)	7,726,016	7.72%	7,726,016	0	0%
4.	Sui Foundation(4)	7,726,016	7.72%	7,726,016	0	0%
5.	Polar Multi-Strategy Master Fund(5)	3,690,030	3.69%	3,690,030	0	0%
6.	HEKA Funds Sicab Plc – Elysium Alpha Bitcoin Fund(6)	3,690,027	9%	3,690,027	0	0%
7.	ATW SUI Ventures SPV LLC(7)	2,767,520	7%	2,767,520	0	0%
8.	Galaxy Digital LP(8)	2,767,520	7%	2,767,520	0	0%
9.	Citadel CEMF Investments Ltd.(9)	1,845,010	1.84%	1,845,010	0	0%
10.	HEKA Funds Sicav plc – Elysium Global Arbitrage Fund(10)	1,845,018	1.84%	1,845,018	0	0%
11.	MMCAP International Inc. SPC(11)	1,845,010	1.84%	1,845,010	0	0%
12.	M2 CAPITAL LIMITED(12)	1,845,010	1.84%	1,845,010	0	0%
13.	Arrington XRP Capital Fund, LP(13)	1,660,510	1.66%	1,660,510	0	0%
14.	SLN Capital Limited(14)	1,476,010	1.47%	1,476,010	0	0%
15.	Bastion Trading Limited(15)	1,476,010	1.47%	1,476,010	0	0%
16.	Lvna Blockchain Fund LP(16)	1,291,510	1.29%	1,291,510	0	0%
17.	ELECTRIC CAPITAL VENTURE FUND II, LP(17)	923,075	#	923,075	0	0%
18.	Pantera DAT Opportunities Master Fund SP(18)	922,510	#	922,510	0	0%
19.	GSR Growth Investments LP(19)	922,510	#	922,510	0	0%
20.	Flow Traders B.V.(20)	922,510	#	922,510	0	0%
21.	Hypersphere Atlas Master Fund Ltd(21)	922,510	#	922,510	0	0%
22.	BORDERLESS MULTI-STRATEGY FUND V LP(22)	922,510	#	922,510	0	0%
23.	EXPO AGE MASTER FUND(23)	922,508	#	922,508	0	0%
24.	ParaFi Digital Opportunities LP(24)	922,500	#	922,500	0	0%
25.	A.G.P./Alliance Global Partners(25)	4,035,969	4.03%	4,035,969	0	0%
26.	Mythos Orange1 Co Ltd(26)	859,770	#	859,770	0	0%
27.	CoinFund Liquid Opportunities LP(27)	784,130	#	784,130	0	0%
28.	Link RG Holding, S. A(28)	778,114	#	778,114	0	0%
29.	Lvna Disruption Fund I Ltd(29)	645,750	#	645,750	0	0%
30.	Maven 11 Blockchain Venture Fund 2 L.P.(30)	553,500	#	553,500	0	0%
31.	Paper Group Inc(31)	553,500	#	553,500	0	0%
32.	Canary Digital Fund LP(32)	553,500	#	553,500	0	0%
33.	Room40 Capital Partners Master LP(33)	553,500	#	553,500	0	0%
34.	Eleven Eleven Algo Cl(34)	507,380	#	507,380	0	0%
35.	Huddle Park Ltd(35)	461,250	#	461,250	0	0%
36.	Alta Offshore Trustees Limited as Trustee of the Greaves Trust(36)	461,250	#	461,250	0	0%
37.	Ilan Shalit(37)	461,250	#	461,250	0	0%

		Number of Shares of Common Stock Beneficially Owned Prior to Offering of the Selling Stockholders*		Maximum Number of Shares of Common Stock to be Sold in the Offering of the Selling Stockholders**	Number of Shares of Common Stock Beneficially Owned After the Offering of the Selling Stockholder Shares**
Name of Selling Stockholders		Number	Percent	Shares	Number	Percent
38.	SEG Opportunity Fund, LLC(38)	429,116	#	429,116	0	0%
39.	Nova River LP(39)	408,073	#	408,073	0	0%
40.	EXPONENTIAL AGE ASSET MANAGEMENT LTD(40)	369,288	#	369,288	0	0%
41.	ParaFi Quantitative Strategies LP(41)	369,000	#	369,000	0	0%
42.	Solios, Inc.(42)	369,000	#	369,000	0	0%
43.	dao5 capital fund L.P.(43)	369,000	#	369,000	0	0%
44.	Expoworld LTD.(44)	369,000	#	369,000	0	0%
45.	Great Point Capital, LLC(45)	369,000	#	369,000	0	0%
46.	Hudson Bay Master Fund Ltd.(46)	369,000	#	369,000	0	0%
47.	Five Narrow Lane LP(47)	369,000	#	369,000	0	0%
48.	Tekne Long Only Master Fund, L.P.(48)	369,000	#	369,000	0	0%
49.	Chengqi Liu(49)	369,000	#	369,000	0	0%
50.	Spartan Group LLC(50)	369,000	#	369,000	0	0%
51.	Spartan Venture Fund II LP(51)	369,000	#	369,000	0	0%
52.	Palmas Accelerate SPV LLC(52)	332,100	#	332,100	0	0%
53.	Lantern Management Fund LP(53)	332,100	#	332,100	0	0%
54.	Peresec Nominees Limited(54)	332,100	#	332,100	0	0%
55.	NGC Ventures EG LP(55)	332,100	#	332,100	0	0%
56.	M2B Funding Corp.(56)	332,100	#	332,100	0	0%
57.	Mank Capital LLC(57)	322,870	#	322,870	0	0%
58.	Meteroa Select Trading Opportunities Master, LP(58)	322,870	#	322,870	0	0%
59.	RK Trading I LLC(59)	313,650	#	313,650	0	0%
60.	Robert Forster(60)	309,040	#	309,040	0	0%
61.	Richard Melnick(61)	309,040	#	309,040	0	0%
62.	Allen O Cage & Jolaine Cage(62)	309,040	#	309,040	0	0%
63.	Kontrol Technologies Corp.(63)	297,964	#	297,964	0	0%
64.	Stratos Liquid Fund LP(64)	276,750	#	276,750	0	0%
65.	Stratos Venture Fund III LP(65)	276,750	#	276,750	0	0%
66.	Supernova TT L.P.(66)	276,750	#	276,750	0	0%
67.	Beam Foundation(67)	276,750	#	276,750	0	0%
68.	Gundyco ITF NewGen Alternative Income Fund A/C 515-90011-21(68)	253,370	#	253,370	0	0%
69.	TrustQore (BVI) Ltd as Trustee of Dashel Trust(69)	249,070	#	249,070	0	0%
70.	GundyCo ITF XIB International Master Fund(70)	230,620	#	230,620	0	0%
71.	Delta Blockchain Fund LP(71)	230,620	#	230,620	0	0%
72.	Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22(72)	225,460	#	225,460	0	0%
73.	Clinton Martin Ephron(73)	221,400	#	221,400	0	0%
74.	Jeremiah Capital Limited (JCL)(74)	212,170	#	212,170	0	0%
75.	GreenBlock Capital LLC(75)	410,515	#	410,515	0	0%

		Number of Shares of Common Stock Beneficially Owned Prior to Offering of the Selling Stockholders*		Maximum Number of Shares of Common Stock to be Sold in the Offering of the Selling Stockholders**	Number of Shares of Common Stock Beneficially Owned After the Offering of the Selling Stockholder Shares**
Name of Selling Stockholders		Number	Percent	Shares	Number	Percent
76.	Sabby Volatility Warrant Master Fund, Ltd.(76)	184,500	#	184,500	0	0%
77.	BMO Nesbitt Burns ITF Parkwood Master Fund Ltd.(77)	184,500	#	184,500	0	0%
78.	Flow Ventures Fund L.P.(78)	184,500	#	184,500	0	0%
79.	Ruan Revocable Trust(79)	184,500	#	184,500	0	0%
80.	Fifth Lane Partners Fund, LP(80)	166,050	#	166,050	0	0%
81.	Daniel Michael Weinberg(81)	166,050	#	166,050	0	0%
82.	David C Bukzin(82)	166,050	#	166,050	0	0%
83.	Bartosz Lipinski(83)	166,050	#	166,050	0	0%
84.	Jordan Prince(84)	166,050	#	166,050	0	0%
85.	Flow Ventures Fund II L.P.(85)	166,050	#	166,050	0	0%
86.	Lincoln Alternative Strategies LLC(86)	166,050	#	166,050	0	0%
87.	Livermore Management Limited(87)	166,050	#	166,050	0	0%
88.	Hamble International Inc(88)	166,050	#	166,050	0	0%
89.	11–11 DG Holdings, LLC(89)	138,370	#	138,370	0	0%
90.	Perga Capital Partners, LP(90)	138,370	#	138,370	0	0%
91.	BMO Nesbitt Burns ITF Samara Master Fund Ltd.(91)	135,600	#	135,600	0	0%
92.	Series F Liquid Opportunities LP(92)	129,150	#	129,150	0	0%
93.	TrustQore (BVI) Ltd as Trustee of Zedarell Trust(93)	124,530	#	124,530	0	0%
94.	Iroquois Master Fund Ltd.(94)	103,778	#	103,778	0	0%
95.	Connective Capital Emerging Energy QP, LP(95)	92,337	#	92,337	0	0%
96.	Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(96)	92,250	#	92,250	0	0%
97.	3i, LP(97)	92,250	#	92,250	0	0%
98.	S.H.N Financial Investments Ltd(98)	85,790	#	85,790	0	0%
99.	Block Space Force One Limited(99)	83,020	#	83,020	0	0%
100.	Brett Palos(100)	83,020	#	83,020	0	0%
101.	Daniel Shiff(101)	83,020	#	83,020	0	0%
102.	Guardian Trust Company Limited as trustee of the Honey Badger Trust(102)	83,020	#	83,020	0	0%
103.	TIFF MultiAsset NewGen A/C I8DP(103)	74,660	#	74,660	0	0%
104.	Craig Steven Levine(104)	73,800	#	73,800	0	0%
105.	Pinz Capital Special Opportunities Fund LP(105)	73,800	#	73,800	0	0%
106.	Scioto View Ventures(106)	73,800	#	73,800	0	0%
107.	Jonathan Fayman(107)	66,420	#	66,420	0	0%
108.	Pierre M. Henry(108)	55,352	#	55,352	0	0%
109.	John Pridjian(109)	55,352	#	55,352	0	0%
110.	TQ Master Fund LP(110)	55,350	#	55,350	0	0%

		Number of Shares of Common Stock Beneficially Owned Prior to Offering of the Selling Stockholders*		Maximum Number of Shares of Common Stock to be Sold in the Offering of the Selling Stockholders**	Number of Shares of Common Stock Beneficially Owned After the Offering of the Selling Stockholder Shares**
Name of Selling Stockholders		Number	Percent	Shares	Number	Percent
111.	Empery Asset Master, LTD(111)	46,563	#	46,563	0	0%
112.	George Bousis(112)	46,120	#	46,120	0	0%
113.	Harry Hurst(113)	46,120	#	46,120	0	0%
114.	Marina Bittel(114)	36,900	#	36,900	0	0%
115.	RLH SPAC Fund LP(115)	36,900	#	36,900	0	0%
116.	Connective Capital 1 QP LP(116)	36,813	#	36,813	0	0%
117.	Iroquois Capital Investment Group LLC(117)	34,592	#	34,592	0	0%
118.	Empery Tax Efficient III, LP(118)	27,935	#	27,935	0	0%
119.	Paul Ghezzi(119)	27,676	#	27,676	0	0%
120.	FirstFire Global Opportunities Fund, LLC(120)	18,450	#	18,450	0	0%
121.	Empery Tax Efficient, LP(121)	17,752	#	17,752	0	0%
122.	Douglas M. Polinsky(122)	622,694	#	622,694	0	0%
123.	Joseph A. Geraci, II(123)	622,694	#	622,694	0	0%
124.	Dana Wagner(124)	207,565	#	207,565	0	0%
		94,026,755	93.9%	94,026,755	0	0%

____________

*        Applicable percentage ownership is based on 100,089,528 shares of our Common Stock outstanding assuming the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

**      Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

#        Represents beneficial ownership of less than 1.0% of the outstanding shares of our Common Stock.

(1)      Includes (i) 8,000,000 shares of Common Stock and (ii) 1,946,048 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. Eric Taylor is the Manager of the Selling Stockholder. The address of record is 1575 Park Drive, Weston, FL 33326.

(2)      Includes (i) 4,000,000 shares of Common Stock and (ii) 1,535,055 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. Jianping Kong is the Director of the Selling Stockholder. The address of record is FLATB 17/F HOLLYWOOD HILL 222 HOLLYWOOD RD, Hong Kong.

(3)      Includes 4,612,547 shares of Common Stock and 3,113,469 shares of Common Stock issuable upon the exercise of Lead Investor Warrants. Leo Kassam is the Director of the Selling Stockholder. The address of record is 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman, Cayman Islands, KY1-1002.

(4)      Includes (i) 4,000,000 shares of Common Stock, (ii) 612,547 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants, and (iii) and 3,113,469 shares of Common Stock issuable upon the exercise of Foundation Investor Warrants. Glenn Kennedy is the Authorized Signatory for the Selling Stockholder. The address of record is Leeward Management Limited, Suite 3119, 9 Forum Lane, Camana Bay, P.O. Box 144, George Town, Grand Cayman KY1-9006, Cayman Islands, Attn: Legal.

(5)      Includes 3,690,030 shares of Common Stock. Elisabeth Summers is the General Counsel of the Selling Stockholder. The address of record is c/o Polar Asset Management Partners, 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6.

(6)      Includes (i) 2,680,000 shares of Common Stock and (ii) 1,010,027 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. Fabio Frontini is the Director of the Selling Stockholder. The address of record is 475, Triq il-Kbira San Guzepp, Santa Venera SVR1011, Malta.

(7)      Includes 2,767,520 shares of Common Stock. Antonio Ruiz-Gimenez is the Authorized Signatory of the Selling Stockholder. The address of record is 1 Penn Plz Ste 4810, New York, NY 10119.

(8)      Includes 2,767,520 shares of Common Stock. Jason Urban is the Authorized Signatory of the Selling Stockholder. The address of record is 300 Vesey St., 13th Floor, New York, NY 10282.

(9)      Includes (i) 514,000 shares of Common Stock and (ii) 1,331,010 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. Antonia Peabody is the Authorized Signatory of Citadel Advisors LLC, Portfolio Manager of the Selling Stockholder. The address of record is. 830 Brickell Plaza, Floor 15, Miami, FL 33131.

(10)    Includes (i) 1,320,000 shares of Common Stock and (ii) 525,018 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. Fabio Frontini is the Director of the Selling Stockholder. The address of record is 475, Triq il-Kbira San Guzepp, Santa Venera SVR1011, Malta.

(11)    Includes 1,845,010 shares of Common Stock. Matthew MacIsaac is the Secretary of the Selling Stockholder. The address of record is 161 Bay Street, TD Canada Trust Tower, Suite 2240 Toronto ON M5J 2S.

(12)    Includes 1,845,010 shares of Common Stock. Seyedmohammed Alizadehfard is the Director of the Selling Stockholder. The address of record is C/- Level 9, Al Sarab Tower, ADGM Square, Al Maryah Island, Abu Dhabi, UAE.

(13)    Includes 1,660,510 shares of Common Stock. J. Michael Arrington is the General Partner of the Selling Stockholder. The address of record is 382 NE 191st St, Suite 52895, Miami, FL 33179-3899.

(14)    Includes 1,476,010 shares of Common Stock. George Alexander is the Director of the Selling Stockholder. The address of record is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(15)    Includes 1,476,010 shares of Common Stock. Wei Zhu is the Director of the Selling Stockholder. The address of record is Rm. 2302, 23/F, Lee Garden Five, 18 Hysan Avenue, Causeway Bay, Hong Kong.

(16)    Includes 1,291,510 shares of Common Stock. Allan Cassis is the Managing Member of the General Partner of the Selling Stockholder. The address of record is 237 South Dixie Highway, 4th Floor, Coral Gables, FL 33133 United States.

(17)    Includes 923,075 shares of Common Stock. Avichal Garg is the Managing Member of the Selling Stockholder. The address of record is 855 El Camino Real, #13A-152 Palo Alto, CA 94301.

(18)    Includes 922,510 shares of Common Stock. Matthew Gorham is the Authorized Signatory of the Selling Stockholder. The address of record is 600 Montgomery St., 45th Floor, San Francisco, CA, 94111.

(19)    Includes 922,510 shares of Common Stock. James Contos is the Authorized Signatory of the Selling Stockholder. The address of record is 65 Curzon Street, London, W1J8PE.

(20)    Includes 922,510 shares of Common Stock. Marc Jansen is the Managing Director of the Selling Stockholder. The address of record is Jacob Bontinusplaats 9, 1018 LL, Amsterdam, The Netherlands.

(21)    Includes 922,510 shares of Common Stock. John Platts is the Director of the Selling Stockholder. The address of record is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 Church St., P.O. Box 10240, Grand Cayman, Cayman Islands KY1-1002.

(22)    Includes 922,510 shares of Common Stock. David Garcia is the Managing Partner of the Selling Stockholder. The address of record is 4290 South Highway 27 Suite 201 Space 3, Clermont, FL 34711.

(23)    Includes 922,508 shares of Common Stock. John Pridjian is the Director of the Selling Stockholder. The address of record is Block 218, Parcel 134, PO Box CEC-219, Grand Cayman Islands, KY1-9012.

(24)    Includes 922,500 shares of Common Stock. Benjamin Forman is the Managing Partner of the Selling Stockholder. The address of record is 500 Putnam Avenue, Suite 400, Greenwich, CT 06830.

(25)    Includes 922,500 shares of Common Stock and 3113,469 shares of Common Stock underlying Placement Agent Warrants. Thomas J Higgins is the Managing Director of the Selling Stockholder. The address of record is 590 Madison Avenue, New York, NY 10022.

(26)    Includes 859,770 shares of Common Stock. Lawrence Chu is the Director of the Selling Stockholder. The address of record is 2101, Hong Kong Diamond Exchange Building, 8-10 Duddell Street, Central, Hong Kong.

(27)    Includes 778,114 shares of Common Stock. Seth Ginns is the Managing Member of the Selling Stockholder. The address of record is 5 Bryant Park Suite 1003, New York, NY 10018.

(28)    Includes 778,114 shares of Common Stock. Ervin Novas is the Authorized Representative of the Selling Stockholder.

(29)    Includes 645,750 shares of Common Stock. Allan Cassis is the Managing Member of the General Partner of the Selling Stockholder. The address of record is 237 South Dixie Highway, 4th Floor, Coral Gables, FL 33133 United States.

(30)    Includes 553,500 shares of Common Stock. J.C. van der Plas is the Director of the Selling Stockholder. The address of record is, Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

(31)    Includes 553,500 shares of Common Stock. Danish Chaudhry is the Director of the Selling Stockholder. The address of record is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands

(32)    Includes 553,500 shares of Common Stock. Steven McClurg is the Manager of General Partner of the Selling Stockholder. The address of record is 8 Cadillac Drive, Suite 300, Brentwood, TN 37027.

(33)    Includes 553,500 shares of Common Stock. Paul Yablon is the General Partner of the Selling Stockholder. The address of record is 30 W 24th Street Floor 10, New York, NY 10010.

(34)    Includes 507,380 shares of Common Stock. Kavitha Palani is the Managing Director of the Selling Stockholder. The address of record is Willow House Criquet Square FL 4, Grand Cayman KY 9010 Cayman Islands.

(35)    Includes 461,250 shares of Common Stock. Ran Neuner is the Advisor of the Selling Stockholder. The address of record is 11 Habarzel Street, Tel Aviv, Israel.

(36)    Includes 461,250 shares of Common Stock. Basil Bielich is the Director of the Selling Stockholder. The address of record is Ground Floor, Dorchester House, Belmont Hill, Douglas, Isle of Man, IM1 4RE

(37)    Includes 461,250 shares of Common Stock. The address of record is 9 W Walton, Chicago, IL 60610.

(38)    Includes 429,116 shares of Common Stock. Joseph Reda is the Manager of the Selling Stockholder. The address of record is 135 Sycamore Drive, Roslyn, NY 11576.

(39)    Includes 408,073 shares of Common Stock. Cosmo Jiang is the Manager of the General Partner of the Selling Stockholder. The address of record is 1501 Lincoln Blvd #1005, Venice, CA 90291.

(40)    Includes 369,000 shares of Common Stock. John Pridijian is the Director of the Selling Stockholder. The address of record is Block 218, Parcel 134, PO Box CEC-219, Grand Cayman Islands, KY-9012.

(41)    Includes 369,000 shares of Common Stock. Kevin YB is the Managing Partner of the Selling Stockholder. The address of record is 500 Putnam Avenue, Suite 400, Greenwich, CT 06830.

(42)    Includes 369,000 shares of Common Stock. Robert Rutherford is the Director of the Selling Stockholder. The address of record is 1850 Gateway Drive, 6th Floor, San Mateo, California 94404.

(43)    Includes 369,000 shares of Common Stock. Tekin Salimi is the Director of the Selling Stockholder. The address of record is PO Box 173 Kingston Chambers, Road Town, Tortola, British Virgin Islands.

(44)    Includes 369,000 shares of Common Stock. John Passalacqua is the President of the Selling Stockholder. The address of record is 4936 Yonge St, Suite 153, Toronto, ON M2N653.

(45)    Includes 369,000 shares of Common Stock. Dan Dimiero, is the Manager of the Selling Stockholder. The address of record is 12301 Research BLVD, #4-270, Austin, TX 78759.

(46)    Includes 369,000 shares of Common Stock. Dina Wegh is the Associate General Counsel of the Selling Stockholder. The address of record is 290 Harbor Dr., 3rd Floor, Stamford, CT 06902.

(47)    Includes 369,000 shares of Common Stock. Joseph Hammer is the Managing Member of the Selling Stockholder. The address of record is 510 Madison Avenue, Suite 1400, New York, NY 10022.

(48)    Includes 369,000 shares of Common Stock. Benjamin Baker is the Chief Operating Officer of the Selling Stockholder. The address of record is, c/o Tekne Capital Management, LLC, 400 Madison Ave, Ste 16, New York, NY 10017

(49)    Includes 369,000 shares of Common Stock. The address of record is 11 Lin Fa Kung Unit 1703, Causeway Bay, Hong Kong.

(50)    Includes 369,000 shares of Common Stock. Kelvin Koh Lee Guan is the Managing Member of the Selling Stockholder. The address of record is 2010, 20/F, Lee Garden Three, One Sunning Road, Causeway Bay, Hong Kong.

(51)    Includes 369,000 shares of Common Stock. Kelvin Koh Lee Guan is the Managing Member of the Selling Stockholder. The address of record is 2010, 20/F, Lee Garden Three, One Sunning Road, Causeway Bay, Hong Kong.

(52)    Includes 332,100 shares of Common Stock. Jeannie Vu is the Manager of the Selling Stockholder. The address of record is 53 Calle Las Palmeras Ste 903, San Juan PR 00901.

(53)    Includes 332,100 shares of Common Stock. Michael McCaffrey is the Manager of the Selling Stockholder. The address of record is Willow House Cricket Square Grand Cayment KY1-1001 Cayman Islands.

(54)    Includes 332,100 shares of Common Stock. Bradley Tighy is the Director of the Selling Stockholder. The address of record is Suite C3, Hirzel Court, Hirzel Street, St Peter Port, Guernsey, GY1 2NN.

(55)    Includes 332,100 shares of Common Stock. Chen Zihao is the Director of NGC Partners EG Ltd. The address of record is 2 Science Park Drive, 01-08 Ascent Building, 18222 Singapore.

(56)    Includes 332,100 shares of Common Stock. Daniel Kordash is the President of the Selling Stockholder. The address of record is 66 W Flagler Street, Suite 900, #10189, Miami, FL 33130.

(57)    Includes 322,870 shares of Common Stock. Jess Mogul is the President of the Selling Stockholder. The address of record is 347 W. 87th Street, Apt. 2R, New York, NY 10024.

(58)    Includes 322,870 shares of Common Stock. Vikas Mittal is the Managing Member of the Selling Stockholder. The address of record is 1200 N Federal Highway #200, Boca Raton, FL 33432.

(59)    Includes 313,650 shares of Common Stock. Jordan Abisch is the Manager of RKT AAF GP LLC. The address of record is 2500 Weston Road, Suite 211, Weston, FL 33331.

(60)    Includes 309,040 shares of Common Stock. The address of record is 54 Deepdale Dr, Great Neck, NY 11021

(61)    Includes 309,040 shares of Common Stock. The address of record is PO Box 296, Crested Butte, CO 81224-0296.

(62)    Includes 309,040 shares of Common Stock. The address of record is 11350 Random Hills Road Suite 400, Fairfax, VA 22030-7421.

(63)    Includes 297,964 shares of Common Stock. Paul Ghezzi is the Chief Executive Officer of the Selling Stockholder. The address of record is 11 Cidermill Avenue, Suite 201, Vaughn ON L4K 4B6

(64)    Includes 276,750 shares of Common Stock. Rennick Palley is the Manager of the Selling Stockholder. The address of record is 610 Newport Center Drive, Suite 430, Newport Beach, CA 92660.

(65)    Includes 276,750 shares of Common Stock. Rennick Palley is the Manager of the Selling Stockholder. The address of record is 610 Newport Center Drive, Suite 430, Newport Beach, CA 92660.

(66)    Includes 276,750 shares of Common Stock. Ivan Li Yun Hsiu is the General Partner of the Selling Stockholder. The address of record is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240 Grand Gayman KY1-1002 George Town Cayman Islands.

(67)    Includes 276,750 shares of Common Stock. Petrus Basson is the Director of the Selling Stockholder. The address of record is Harbour Place, 2nd Floor 103 South Church Street P.O. Box 472 George Town, Grand Cayman KY1-1106, Cayman Islands.

(68)    Includes 253,370 shares of Common Stock. Chris Rowan is the Portfolio Manager of the Selling Stockholder. The address of record is 25 King St. W, Suite 2900, Toronto, ON M5l 1G3.

(69)    Includes 249,070 shares of Common Stock. Dr. Ronel Anneli Williams is the Authorized Signatory of the Selling Stockholder. The address of record is 19th Floor, Newton Tower, Sir William Newton Street, Port Louis, Mauritius

(70)    Includes 230,620 shares of Common Stock. Chris Rowan is the Portfolio Manager of the Selling Stockholder. The address of record is 25 King St. W, Suite 2900, Toronto, ON M5l 1G3.

(71)    Includes 230,620 shares of Common Stock. Kavita Gupta is the General Partner of the Selling Stockholder. The address of record is 888 Brickell Key Drive Suite 511, Miami, FL 33131.

(72)    Includes 225,460 shares of Common Stock. Chris Rowan is the Portfolio Manager of the Selling Stockholder. The address of record is 25 King St. W, Suite 2900, Toronto, ON M5l 1G3.

(73)    Includes 221,400 shares of Common Stock. The address of record is Apartment 3131, The Blue, 6 Yunitsman Street, Tel Aviv, Israel.

(74)    Includes 212,170 shares of Common Stock. Pieter Theron is the Authorized Signatory of Theseus (Monaco) SARL, Director of the Selling Stockholder. The address of record is Palais St James, 5 Avenue Princess Alice, 98000 Monaco.

(75)    Includes 202,950 shares of Common Stock and 207,565 shares of Common Stock issuable pursuant to the Advisor Warrants. Chris Spencer is the Managing Member of the Selling Stockholder. The address of record is 420 Royal Palm Way, Suite 100, Palm Beach, FL 33480.

(76)    Includes 184,500 shares of Common Stock issuable upon the exercise of Pre-Funded Warrants. Sam Mintz is the Administrative Officer of the Selling Stockholder. The address of record is 1011 Links Dr., Miami Beach, FL 33109.

(77)    Includes 184,500 shares of Common Stock. Dan Sternberg is the President of DPS Capital Inc., manager for the Selling Stockholder. The address of record is Attn: Adam Molnar, 1 First Canadian Place, 100 King St West, B1 Level Stock Cage, Toronto, Ontario, Canada, M5X 1H3.

(78)    Includes 184,500 shares of Common Stock. Tommy Quite is the Director of the Selling Stockholder. The address of record is 5-9 Main Street, GX11 1AA, Gibraltar, Gibraltar.

(79)    Includes 184,500 shares of Common Stock. George Ruan is the Authorized Signatory of the Selling Stockholder. The address of record is 25 E Alto Drive, Miami Beach, FL 33139.

(80)    Includes 166,050 shares of Common Stock. Cavan Copeland is the Managing Partner of the Selling Stockholder. The address of record is 3300 N I-35 Ste. 380 Austin, TX 78705.

(81)    Includes 166,050 shares of Common Stock. The address of record is 62 Rotchild Blv, Apt. 10, Tel Avivi 6578509.

(82)    Includes 166,050 shares of Common Stock. The address of record is 34 Lincoln Ln, Purchase, NY 10577.

(83)    Includes 166,050 shares of Common Stock. The address of record is 2633 N Hermitage Avenue Unit 102, Chicago, IL 60614.

(84)    Includes 166,050 shares of Common Stock. The address of record is 2150 McDonalds Dr., Unit 1620, Oak Brook, IL 60523.

(85)    Includes 166,050 shares of Common Stock. Tommy Quite is the Director of the Selling Stockholder. The address of record is 5-9 Main Street, GX11 1AA, Gibraltar, Gibraltar.

(86)    Includes 166,050 shares of Common Stock. Stephen Temes is the Managing Member of the Selling Stockholder. The address of record is 404 Washington Ave #650, Miami Beach, FL 33139.

(87)    Includes 166,050 shares of Common Stock. Doron Segev is the Authorized Signatory of the Selling Stockholder. The address of record is Cycling Academy, 4 Hanechoshet, Tel Aviv, Israel.

(88)    Includes 166,050 shares of Common Stock. Trevor Koverko is the Owner of the Selling Stockholder. The address of record is Suite 1, Ground Floor, The Financial Services Centre, Bishop’s Court Hill, St Michael BB 14004.

(89)    Includes 138,370 shares of Common Stock. Arul Murugan is the Managing Director of the Selling Stockholder. The address of record is 4290 S Highway 27, Suite 201 Space 3, Clermont, FL 34711.

(90)    Includes 138,370 shares of Common Stock. Duncan Huyler is the Chief Financial Officer and Chief Operating Officer of the Selling Stockholder. The address of record is 1000 Biscayne Blvd, #1501, Miami, FL 33132.

(91)    Includes 135,600 shares of Common Stock. Ben Cubitt is the President of Samara Capital Inc., the manager of the Selling Stockholder. The address of record is 1 First Canadian Place, 100 King St West, B1 Level Stock Cage, Toronto, Ontario.

(92)    Includes 129,150 shares of Common Stock. Seth Ginns is the Managing Member of the Selling Stockholder. The address of record is 5 Bryant Park Suite 1003, New York, NY 10018.

(93)    Includes 124,530 shares of Common Stock. Dr. Ronel Anneli Williams is the Authorized Signatory of the Selling Stockholder. The address of record is 19th Floor, Newton Tower, Sir William Newton Street, Port Louis, Mauritius.

(94)    Includes 103,778 shares of Common Stock. Richard Abbe is the Managing Member of the Selling Stockholder. The address of record is 2 Over Hill Rd., Suite 400, Scarsdale, NY 10583.

(95)    Includes 92,337 shares of Common Stock. Rob Romero is the Chief Executive Officer of the Selling Stockholder. The address of record is 720 University Ave, Suite 100, Palo Alto, CA 94301.

(96)    Includes 92,250 shares of Common Stock. Waqas Khatri is the Director of the Selling Stockholder. The address of record is 55 Post Rd W, 2nd Floor Westport, CT 06880.

(97)    Includes 92,250 shares of Common Stock. Maeir J. Tarlow is the Manager of the Selling Stockholder. The address of record is 2 Wooster St. Floor 2, New York, NY 10013.

(98)    Includes 85,790 shares of Common Stock. Nir Shamir is the Chief Executive Officer of the Selling Stockholder. The address of record is Arik Einstein 3, Herzliya, Israel.

(99)    Includes 83,020 shares of Common Stock. ZiJian Yang is the Director of the Selling Stockholder. The address of record is 60 Paya Lebar Road #07-54 Singapore 40951.

(100)  Includes 83,020 shares of Common Stock. The address of record is 29 Cavendish Cloze London NW89JB.

(101)  Includes 83,020 shares of Common Stock. The address of record is 17749 Collins Ave, PH42, Sunny Isles, FL 33160.

(102)  Includes 83,020 shares of Common Stock. Gregoire Lartigue is the Authorized Signatory of the Selling Stockholder. The address of record is c/o Guardian Trust Company Limited, 118 rue du Rhone, 1204 Geneva, Switzerland.

(103)  Includes 74,660 shares of Common Stock. Chris Rowan is the Portfolio Manager of the Selling Stockholder. The address of record is 25 King St. W, Suite 2900, Toronto, ON M5l 1G3.

(104)  Includes 73,800 shares of Common Stock. The address of record is 9431 Oakmore Rd, Los Angeles, GA 90035.

(105)  Includes 73,800 shares of Common Stock. Matthew Pinz is the Chief Investment Officer of the Selling Stockholder. The address of record is 80 Dogwood Ave, Rosyln Harbor, NY 11576.

(106)  Includes 73,800 shares of Common Stock. Aaron-Roth F Baker is the Owner of the Selling Stockholder. The address of record is 875 N High St, Suite 300, Columbus, OH 43215.

(107)  Includes 66,420 shares of Common Stock. The address of record is 141 Rosales Court, Coral Gables, FL33143.

(108)  Includes 55,352 shares of Common Stock. The address of record is 382 WE 191st St, PMB 47917 Miami, FL 33179-3899.

(109)  Includes 55,352 shares of Common Stock. The address of record is Block 218, Parcel 134, PO Box CEC-219, Grand Cayman Islands, KY-9012.

(110)  Includes 55,350 shares of Common Stock. Tanvir Kirpalani is the Authorized Signatory of the Selling Stockholder. The address of record is c/o The Quarry LP, 331 Park Avenue, 3rd Floor, New York, NY 10010.

(111)  Includes 46,563 shares of Common Stock. Brett Director is the General Counsel of the Selling Stockholder. The address of record is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(112)  Includes 46,120 shares of Common Stock. The address of record is 9961 E Broadview Drive, Bay Harbor Islands, FL 33154.

(113)  Includes 46,120 shares of Common Stock. The address of record is 3815 Coventry Lane, Boca Raton, FL 33496.

(114)  Includes 36,900 shares of Common Stock. The address of record is 17 Quarrendon Street, Top Floor Flat, London, SW6 3ST.

(115)  Includes 36,900 shares of Common Stock. Louis Camhi is the Chief Investment Officer of RLH Capital LLC, Manager of the Selling Stockholder. The address of record is 119 Hicks Lane, Great Neck, NY 11024.

(116)  Includes 36,813 shares of Common Stock. Rob Romero is the Chief Executive Officer of the Selling Stockholder. The address of record is 720 University Ave, Suite 100, Palo Alto, CA 94301.

(117)  Includes 34,592 shares of Common Stock. Richard Abbe is the Managing Member of the Selling Stockholder. The address of record is 2 Over Hill Road, Suite 400, Scarsdale, NY 10583.

(118)  Includes 27,935 shares of Common Stock. Brett Director is the General Counsel of the Selling Stockholder. The address of record is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(119)  Includes 27,676 shares of Common Stock. The address of record is 50 Stallions Court Vaughan ON L6A 4V5.

(120)  Includes 18,450 shares of Common Stock. Eli Fireman is the Managing Member of the Selling Stockholder. The address of record is 1040 1st Ave, New York, NY 10022.

(121)  Includes 17,752 shares of Common Stock. Brett Director is the General Counsel of the Selling Stockholder. The address of record is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(122)  Includes 622,694 shares of Common Stock issuable pursuant to Management Warrants. The address of record is 1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391.

(123)  Includes 622,694 shares of Common Stock issuable pursuant to Management Warrants. The address of record is 1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391.

(124)  Includes 207,565 shares of Common Stock issuable pursuant to Director Warrants. The address of record is 1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board deems relevant, and subject to the restrictions contained in any future financing instruments.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our directors, executive officers and key personnel:

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of the date hereof.

Name	Age	Position
Douglas M. Polinsky	66	Chief Executive Officer and Director (Principal Executive Officer)
Joseph A. Geraci II	56	Chief Financial Officer and Director (Principal Financial Officer/Principal Accounting Officer)
Stephen Mackintosh	36	Chief Investment Officer
Marius Barnett	42	Chairman of the Board
Howard P. Liszt	79	Independent Director
Dana Wagner	49	Independent Director

Executive Officers

Douglas M. Polinsky co-founded the Company in January 2006 and since that time has been the Chairman and Chief Executive Officer of the Company. Since 1994, Mr. Polinsky has been the President of Great North Capital Consultants, Inc., a financial advisory and investment company that he founded. Great North Capital Consultants, Inc. primarily engages in the business of investing in hard money lending with collateral on the loans being first or second mortgages in both residential and commercial properties. In addition, Great North Capital Consultants, Inc. makes direct investments into public and private companies. From 2015 until 2024, Mr. Polinsky served as an independent director of Liberated Syndication, Inc., a Nevada corporation with its podcast-publishing operations in Pennsylvania, as well as that board’s audit and compensation committees. Mr. Polinsky earned a Bachelor of Science degree in hotel administration at the University of Nevada, Las Vegas in 1981.

Joseph A. Geraci, II co-founded the Company in January 2006 and has been a director and the Chief Financial Officer of the Company since that time. Since February 2002 through the present time, Mr. Geraci has been managing member of Isles Capital, LLC, an advisory and consulting firm that assists small businesses, both public and private, in business development. In March 2005, Mr. Geraci also became the managing member of Mill City Advisors, LLC, the general partner of Mill City Ventures, LP, and Mill City Ventures II, LP, each a Minnesota limited partnership that invested directly into both private and public companies. From January 2005 until August 2005, Mr. Geraci served as the Director of Finance for Gelstat Corporation, a purveyor of homeopathic remedies, based in Bloomington, Minnesota. Mr. Geraci provided investment advice to clients as a stockbroker and Vice President of Oak Ridge Financial Services, Inc., a Minneapolis-based broker-dealer firm, from June 2000 to December 2004. While at Oak Ridge Financial Services, Mr. Geraci’s business was focused on structuring and negotiating debt and equity private placements with both private and publicly held companies. Mr. Geraci was employed at other Minneapolis brokerage firms from July 1991 to June 2000. From his career and investment experiences, Mr. Geraci has established networks of colleagues, clients, co-investors, and the officers and directors of public and private companies. These networks offer a range of contacts across a number of sectors and companies that may provide opportunities for investment, including many that meet the Company’s screening criteria.

Stephen Mackintosh was appointed the Chief Investment Officer of the Company effective July 31, 2025. Mr. Mackintosh is a co-founder at Karatage, a principal investing business in the blockchain and deep tech sector. He has also served as an advisor to the web3 cohort at Entrepreneurs First, a talent incubator that has helped create over 600 startups with a combined value of over $11 billion. Previously, Mr. Mackintosh was Chief Commercial Officer at Re:infer, a natural language processing startup that was acquired by UiPath (NYSE: PATH) in August 2022. He also served as an advisor to Resolve Group, a London-based finance house providing corporate finance and restructuring services, acquired by Evelyn Partners. Mr. Mackintosh earned a 1st Class BA Honors degree from University College London.

Directors

Douglas M. Polinsky — See above.

Joseph A. Geraci, II — See above.

Marius Barnett was appointed the Chairman of the Board of the Company effective July 31, 2025. Mr. Barnett is a co-founder of Karatage, a principal investing business in the blockchain and deep tech sector. Mr. Barnett is an experienced principal investor, operator and board executive who has identified and grown real estate, technology and early-stage venture capital businesses both organically and through strategic mergers and acquisitions to create high value profitable platforms including RN3, a pan-European logistics real estate investment fund. Previously, Mr. Barnett joined Glencore International in 2007 where he led operational, trading and acquisition activities as Chief Executive Officer of Glencore’s Southeast Asia platform until the end of 2014. Mr. Barnett holds a BSc in Actuarial Science and Mathematical Statistics from the University of Witwatersrand, South Africa.

Howard P. Liszt served as Chief Executive Officer of Campbell Mithun, a national marketing communications agency he joined in 1976, and served there until 2001. Under his leadership, Campbell Mithun grew to be one of the 20 largest agencies in the world. From 2002 until 2014, Mr. Liszt served as Chairman of Olson, a leading independent digital agency. Mr. Liszt has served as a Board member for several industry-leading companies including Land O’ Lakes, ShuffleMaster, Ocular Sciences, Coleman Natural Foods, and Eggland’s Best. Mr. Liszt holds a Bachelor of Arts in Journalism and Marketing, and a Master of Science in Marketing from the University of Minnesota, Minneapolis.

Dana Wagner (Director) was appointed to the Board of the Company effective July 31, 2025. Mr. Wagner has been on the Board of Managers of the Coinbase Custody Trust Company since 2024. From 2021 through early 2025, Mr. Wagner served as the Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary of telecommunications technology leader Twilio, and prior to that, from 2018 to 2021, he served as the Chief Legal Officer of Impossible Foods, a biotechnology company focused on plant-based foods. From 2018 to 2020, he was an Adjunct Professor at Northwestern University, and he has periodically taught and lectured at Berkeley Law and other academic institutions. From 2011 to 2016, Mr. Wagner served as the General Counsel of the financial technology company Square (now Block), and from 2007 to 2011, he led the legal team responsible for antitrust and consumer protection matters at Google. Before that, he held various positions in the U.S. Department of Justice. Mr. Wagner holds a B.A. in Comparative Literature and Economics from the University of California, Berkeley, and a J.D. from Yale Law School.

Committees

The Audit Committee is composed of Mr. Liszt and Mr. Wagner. The Compensation Committee is composed of Mr. Liszt. The Nominating and Corporate Governance Committee is composed of Mr. Liszt.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to advance the interests of the company and our stockholders by enabling us to attract and retain qualified individuals through opportunities for equity participation, and to reward those individuals who contribute to the achievement of our economic objectives. The Compensation Committee has the authority to determine all necessary or desirable provisions of incentive awards, including the eligible recipients who will be granted one or more incentive awards under the 2022 Plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and payment or vesting restrictions and other conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2024:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Non-Exercisable	Option Exercise Price ($)	Option Expiration Date
Douglas M. Polinsky(1)	250,000	0	$2.12	11/23/2032
Joseph A. Geraci, II(1)	250,000	0	$2.12	11/23/2032

____________

(1)      On November 23, 2022, we issued to each named executive 250,000 (aggregating 500,000 in total to both named executives) ten-year non-statutory stock options to purchase common stock at the purchase price of $2.12 per share, under our 2022 Stock Incentive Plan. At the time of grant, these stock options and the plan itself were subject to the approval of our shareholders. Our shareholders subsequently approved the plan and related option issuances on January 20, 2023 at a special shareholder meeting called for that purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 7, 2025, for (i) each of our named executive officers and directors, (ii) all of our named executive officers and directors as a group, and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Mill City Ventures III, Ltd.,1907 Wayzata Boulevard, Suite 205, Wayzata, MN 55391.

Name	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
Douglas M. Polinsky(2)		%
Joseph A. Geraci, II(3)		%
Stephen Mackintosh(4)		%
Marius Barnett(5)	—	—%
Howard P. Liszt(6)		%
Dana Wagner(7)	—	—
All current directors and officers (7) (five persons)		%
[_]		%
[_]		%
[_]		%

____________

(1)      The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the foregoing table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)      Mr. Polinsky is our Chairman and Chief Executive Officer. Figure includes [_] shares of Common Stock held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Polinsky and Geraci; 301,847 shares of Common Stock held individually and directly by Mr. Polinsky. The reported figure also includes a presently exercisable non-statutory stock option for the purchase of up to [_] shares of Common Stock.

(3)      Mr. Geraci is a director our Company and our Chief Financial Officer. Figure includes [_] shares of Common Stock held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Geraci and Polinsky; [_] shares of Common Stock held individually and directly by Mr. Geraci; [_] shares of Common Stock held individually by Mr. Geraci’s spouse, and 445 shares of Common Stock held by Mr. Geraci’s minor child. The reported figure also includes a presently exercisable non-statutory stock option for the purchase of up to [_] shares of Common Stock.

(4)      Mr. Mackintosh is the Chief Investment Officer of our Company. [_].

(5)      Mr. Barnett is the chairman of our Board.

(6)      Mr. Liszt is a director of our Company. The reported figures include a presently exercisable non-statutory stock option for the purchase of up to 100,000 shares of Common Stock.

(7)      Mr. Wagner is a director of our Company.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our articles of incorporation authorize us to issue up to 111,111,111 shares of capital stock, $0.001 par value per share. Unless otherwise specifically approved by our board of directors (see “— Preferred Stock” below), all shares of capital stock we issue are common shares. As of the date of this prospectus, there were 81,944,398 shares of our Common Stock are issued and outstanding held by approximately [_________] holders of record.

Our common shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our articles of incorporation or bylaws, or as required by applicable provisions of Minnesota law (or stock exchange rules that may apply to us in the future), the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of our directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Directors on our board serve a one-year term or such longer period until they are replaced, removed or otherwise leave their office. Nasdaq requires that a listed company hold an annual shareholder meeting no later than 12 months following the end of its fiscal year. Thus, we may hold shareholder meetings, whether annual or regular, from time to time. At any such meeting, our common shareholders, together with any other class of capital stock issued and outstanding at that time and entitling its holders to vote, would elect directors to serve on our board of directors.

In the event of a liquidation, dissolution or winding up of our Company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our shareholders have no preemptive or other subscription rights. There are no sinking-fund provisions applicable to the common stock or any other class of capital stock.

Dividend Policy

We have on occasion paid cash dividends on our common stock. Our payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The declaration and payment of any cash dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

Market for Shares of Common Stock

Shares of our common stock are listed on Nasdaq under the symbol “MCVT.” On August 7, 2025, the closing price per share of our common stock was $6.17.

Transfer Agent

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co.

Preferred Stock

Our articles of incorporation permit us to issue preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

On July 31, 2025, pursuant to the Securities Purchase Agreements, the Company issued to the PIPE Investors, the Pre-Funded Warrants to purchase up to 7,144,205 Pre-Funded Warrant Shares at an exercise price of $0.0001 per share, at a purchase price for one Pre-Funded Warrant of $5.4199.

The Pre-Funded Warrants are exercisable immediately, and may be exercised at any time until all of the Pre-Funded Warrants issued in the PIPE transaction are exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Additionally, pursuant to the Securities Purchase Agreements, the Company issued:

(i)     the Lead Investor Warrants to Karatage, a Purchaser in the PIPE transaction and a strategic advisor to the Company, to purchase 3,113,469 Lead Investor Warrant Shares at various prices per share of Common Stock as follows: (a) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (c) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (d) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(ii)    The Foundation Investor Warrants to the Foundation Investor, a Purchaser in the PIPE transaction, to purchase 3,113,469 Foundation Investor Warrant Shares at various prices per share of Common Stock as follows: (a) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (c) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (d) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(iii)   Management Warrants to certain members of the management of the Company to purchase 1,245,387 Management Warrant Shares at various prices per share of Common Stock as follows: (a) 622,694 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (c) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock; and

(iv)   Advisor Warrants to certain advisors of the Company to purchase 207,565 Advisor Warrant Shares at a price per share equal to $5.962.

The Warrants are exercisable for a period of five years from the date of issuance of the Warrants. The Warrants will vest over a period of 24 months starting six months from the Issue Date in four equal installments (being 25% every six months) and in the case of the Management Warrants, subject to the relevant holder still being employed by the Company at each respective vesting date. Notwithstanding the foregoing, in the event that member of the management team is terminated by the Company other than for cause or resigns for good reason (as defined in the individual’s employment agreement), the vesting of all of such individual’s Management Warrants will immediately accelerate and be fully vested as of the date of such termination.

The Company also entered into a Placement Agency Agreement with A.G.P., dated July 27, 2025, pursuant to which A.G.P. agreed to serve as the exclusive placement agent for the Company in connection with the PIPE Transaction. Pursuant to the Placement Agency Agreement, on July 31, 2025, the Company issued to A.G.P. the Placement Agent Warrants to purchase the Placement Agent Warrant Shares. The Placement Agent Warrants will become exercisable six months following the issuance, or February 28, 2026, and will be exercisable for a period of five years following the issuance date, at an exercise price of $5.962 per Placement Agent Warrant Share.

On July 27, 2025, our Board elected Dana Wagner to serve as a member of the Board effective July 31, 2025. We agreed to grant to Mr. Wagner the Director Warrants to purchase the Director Warrant Shares at various prices per share of Common Stock as follows: (i) 83,026 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 41,513 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 41,513 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 41,513 shares of Common Stock at an exercise price of $7.046 per share of Common Stock. The Director Warrants are exercisable for a period of five years. The Director Warrants will vest over a period of 24 months starting six months from the Issue Date (as defined therein) in four equal instalments (being 25% every six months), subject to Mr. Wagner (i) being a director of the Company at each respective vesting date and (ii) not having been legally and validly terminated or removed as a director pursuant to the Company’s bylaws and applicable law.

Shareholder Rights

In accordance with our Amended and Restated Articles of Incorporation, no stockholder of the Company has any preemptive rights. Additionally, no stockholder of the Company shall have any cumulative-voting rights.

Unanimous Shareholder Written Consent

The Minnesota Business Corporation Act’s Section 302A.441 provides that any action required or permitted to be taken by the shareholders of a corporation may be effected by written consent only if signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on that action. The Minnesota Business Corporation Act does not permit a publicly held company such as ours to opt-out of this unanimous written consent provision.

Our Bylaws provide that special meetings of the shareholders may be called by the President, by a Vice President in the absence of the President, by the Treasurer, or by the Board or any one or more directors thereof. Special meetings may also be called by one or more shareholders holding ten percent or more of the issued and outstanding voting shares of the corporation by delivering to the President or Treasurer a written demand for a special meeting, which demand shall state the purposes of such meeting. Within 30 days after receipt of the written demand, the Board shall call a special meeting of the shareholders to be held within 90 days after receipt of the written demand. Any special meeting held pursuant to such written demand shall be held within the county where the Company’s principal executive office is located.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrant exercise price will not be adjusted for other events.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling our Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, distribution or other transfer not involving a sale, may sell the applicable securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•        directly to one or more purchasers;

•        through agents;

•        to or through underwriters, brokers or dealers;

•        through a combination of any of these methods; or

•        any other method permitted pursuant to applicable law.

In addition, the manner in which the Selling Stockholders may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•        On The Nasdaq Capital Market, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•        one or more underwritten offerings;

•        block trades in which a broker-dealer will attempt to sell the securities as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•        purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•        ordinary brokerage transactions (at customary brokerage commissions, unless set forth otherwise in a prospectus supplement) and transactions in which a broker-dealer solicits purchasers;

•        ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•        privately negotiated transactions, which may include a block trade;

•        settlement of short sales;

•        transactions through broker-dealers to sell a specified number of such securities at a stipulated price per security;

•        “at the market” or through market makers or into an existing market for the securities;

•        a distribution in accordance with the rules of the applicable securities exchange;

•        through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and, if applicable, any prospectus supplement hereto that provide for periodic sales of securities on the basis of parameters described in such trading plans;

•        a combination of any such methods of distribution; or

•        any other method permitted pursuant to applicable law

A Selling Stockholder that is an entity may elect to make a distribution of shares of Common Stock covered by this prospectus to its members, partners or stockholders. In such events, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Stockholders may also sell Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholders may also transfer shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders may also enter into derivative or hedging transactions. For example, the Selling Stockholders may:

•        enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Common Stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Common Stock received from us or one or more of the Selling Stockholders to close out its short positions;

•        sell securities short and redeliver such shares to close out our or one or more of the Selling Stockholders’ short positions;

•        enter into option or other types of transactions that require us or one or more of the Selling Stockholders to deliver Common Stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Common Stock under this prospectus; or

•        loan or pledge the Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, the Selling Stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or one or more Selling Stockholders or others to settle such sales and may use securities received from us or one or more Selling Stockholders to close out any related short positions. We or the Selling Stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

One or more of the Selling Stockholders may, from time to time, pledge or grant a security interest in shares of our Common Stock beneficially held by it and, if such Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors-in-interest as the Selling Stockholder under this prospectus.

The offer and sale of the securities described in this prospectus by the Selling Stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•        at a fixed price or prices, which may be changed;

•        at market prices prevailing at the time of sale;

•        at prices related to the prevailing market prices; or

•        at negotiated prices.

The aggregate proceeds to the Selling Stockholders from the sale of shares of our Common Stock offered by them will be the purchase price of such shares of our Common Stock less discounts or commissions, if any. The Selling Stockholders each reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Common Stock to be made directly or through agents.

We will not receive any of the proceeds from any offering by a Selling Stockholder. We will bear all fees and costs relating to all of the securities being registered under the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Underwriting Compensation

Any public offering price and any fees, discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. The Selling Stockholders and any underwriters, dealers and agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts or commissions that such underwriters, dealers and agents and remarketing firms receive and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their respective affiliates. We will identify any underwriters, agents or dealers and describe their fees, commissions or discounts in the applicable prospectus supplement.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The Selling Stockholders may offer the securities to the public either through an underwriting syndicate represented by one or more managing underwriters or through one or more underwriter(s). The underwriters in any particular offering will be identified in the applicable prospectus supplement.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that the one or more of the Selling Stockholders, will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by us or the Selling Stockholders or through agents designated by us or one or more of the Selling Stockholders from time to time. Any agent involved in the offer or sale constituting a distribution of the securities in respect of which this prospectus and, if applicable, a prospectus supplement is delivered will be named, and any commissions payable by us or the Selling Stockholders to such agent will be set forth, in such prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We will make copies of this prospectus available to the Selling Stockholders and any broker-dealer acting on behalf of such Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Dealers

The Selling Stockholders may sell the offered securities to dealers as principals. The Selling Stockholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us or one or more of the Selling Stockholders at the time of resale. Dealers engaged by us or the Selling Stockholders may allow other dealers to participate in resales.

Direct Sales

The Selling Stockholders may choose to sell the offered securities directly to multiple purchasers or a single purchaser. In this case, no underwriters or agents would be involved.

Indemnification; Other Relationships

We or the Selling Stockholders may agree to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities. Underwriters, dealers and agents, and their affiliates, may engage in transactions with, or perform services for us, and our affiliates, in the ordinary course of business, including commercial banking transactions and services.

Market Making, Stabilization and Other Transactions

If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock on any securities exchange or quotation system; any such listing with respect to any preferred stock will be described in the applicable prospectus supplement.

Underwriters may purchase and sell shares of our Common Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Common Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Paul Chestovich, Esq., Saint Paul, Minnesota.

EXPERTS

Our independent registered public accounting firm, Boulay PLLP (“Boulay”), audited our financial statements for the years ended December 31, 2024 and 2023. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Boulay, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-1 that we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement or the exhibits to the reports or other document incorporated into this prospectus for a copy of such contract agreement or other document. Because we are subject to the information and reporting requirements under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website. at www.millcityventures3.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and, as noted below, any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus and any accompanying prospectus supplement.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025 and Amendment No.1 to the Annual Report on Form 10-K/A, filed with the SEC on May 9, 2025;

•        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025;

•        Our Current Reports on Form 8-K filed with the SEC on January 7, 2025, January 28, 2025, February 3, 2025, July 15, 2025, July 22, 2025, July 31, 2025, and August 1, 2025 to the extent the information in such report is filed and not furnished; and

•        The description of our Common Stock, which is contained in a registration statement on Form 8-A filed with the SEC on August 8, 2022, under the Exchange Act, by reference to the description under in the section entitled “Description of Capital Stock” in the prospectus forming a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-2644474) publicly filed with the SEC on April 26, 2022, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish, without charge, upon written or oral request, to each person (including any beneficial owner) to whom this prospectus is delivered, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus. You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (952) 479-1923 or by writing to us at the following address:

Mill City Ventures III, Ltd.
1907 Wayzata Boulevard, Suite 205
Wayzata, MN 55391
Attn: Douglas M. Polinsky, Chief Executive Officer

94,026,755 Shares of Common Stock Offered by Selling Stockholders

Mill City Ventures III, Ltd.

__________________________________________________

PROSPECTUS

__________________________________________________

      , 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration fee are estimated:

SEC registration fee		$72,122
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

____________

*        To be calculated by amendment.

Item 14. Indemnification of Directors and Officers.

The registrant is subject to Minnesota Statutes, Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a Minnesota corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are as follows: (a) such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) such person must have acted in good faith; (c) no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The registrant also maintains a director and officer insurance policy to cover the registrant, its directors and its officers against certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, or the Securities Act, and is, therefore, unenforceable.

Any underwriting agreement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

PIPE Transaction

On July 27, 2025, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with the investors identified on the signature pages thereto (the “PIPE Investors”) and a related registration rights agreement (“RRA”) in connection with the issuance and sale in a private placement of the following securities to the PIPE Investors for gross proceeds of approximately $450 million: (i) 75,881,625 shares (the “Common Shares”) of the Company’s Common Stock and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 7,144,205 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an exercise price of $0.0001 per share (the “PIPE Transaction”). The offering price for one share of Common Stock was $5.42 and the offering price for one Pre-Funded Warrant was $5.4199. The PIPE Transaction closed on July 31, 2025.

The Pre-Funded Warrants are exercisable immediately, and may be exercised at any time until all of the Pre-Funded Warrants issued in the PIPE transaction are exercised in full. The exercise price and number of Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.” The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

Additionally, pursuant to the Securities Purchase Agreements, the Company issued:

(i)     the Lead Investor Warrants to Karatage, a Purchaser in the PIPE transaction and a strategic advisor to the Company, to purchase 3,113,469 Lead Investor Warrant Shares at various prices per share of Common Stock as follows: (a) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (c) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (d) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(ii)    The Foundation Investor Warrants to the Foundation Investor, a Purchaser in the PIPE transaction, to purchase 3,113,469 Foundation Investor Warrant Shares at various prices per share of Common Stock as follows: (a) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (c) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (d) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(iii)   Management Warrants to certain members of the management of the Company to purchase 1,245,387 Management Warrant Shares at various prices per share of Common Stock as follows: (a) 622,694 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 415,129 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (c) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock; and

(iv)   Advisor Warrants to certain advisors of the Company to purchase 207,565 Advisor Warrant Shares at a price per share equal to $5.962.

The Warrants are exercisable for a period of five years from the date of issuance of the Warrants. The Warrants will vest over a period of 24 months starting six months from the Issue Date in four equal installments (being 25% every six months) and in the case of the Management Warrants, subject to the relevant holder still being employed by the Company at each respective vesting date. Notwithstanding the foregoing, in the event that member of the management team is terminated by the Company other than for cause or resigns for good reason (as defined in the individual’s employment agreement), the vesting of all of such individual’s Management Warrants will immediately accelerate and be fully vested as of the date of such termination.

The Warrants and the Warrant Shares are being offered in reliance upon the exemption from the registration requirement of the Securities Act, pursuant to Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws.

The Company also entered into the Placement Agency Agreement with A.G.P., dated July 27, 2025, pursuant to which A.G.P. agreed to serve as the exclusive placement agent for the Company in connection with the PIPE Transaction. Pursuant to the Placement Agency Agreement, on July 31, 2025, the Company issued to A.G.P. Placement Agent Warrants to purchase up to 3,113,469 Placement Agent Warrant Shares (equal to 3.75% of the securities sold in the PIPE Transaction). The Placement Agent Warrants will become exercisable six months following the issuance, or February 28, 2026, and will be exercisable for a period of five years following the issuance date, at an exercise price of $5.962 per Placement Agent Warrant Share.

The Placement Agent Warrants and the Placement Agent Warrant Shares are being offered in reliance upon the exemption from the registration requirement of the Securities Act, pursuant to Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws.

PEF Agreement

On August 1, 2025, we entered into the PEF Agreement with A.G.P. pursuant to which A.G.P. has agreed to purchase from us up to an aggregate of $500 million of our Common Stock from time to time over the term of the PEF Agreement (subject to certain limitations). Pursuant to the terms of the PEF, we may elect, in our sole discretion, to issue and sell to the A.G.P., from time to time, up to $500 million of shares of Common Stock (the “Total Commitment”) after the date of the PEF Prospectus. The shares of Common Stock will be purchased by A.G.P. at a price per share equal to 95.0% of the volume weighted average price (“VWAP”) per share of our Common Stock, and equal to 95.0% of the VWAP for certain intraday purchases. The common stock is being offered pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on January 23, 2013)
3.2

Articles of Amendment to Amended and Restated Articles of Incorporation of Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 11, 2022)

3.3	Amended and Restated Bylaws of Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on June 13, 2025)
4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).
4.2	Form of Lead Investor Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).
4.3	Form of Foundation Investor Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).
4.4	Form of Management Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).
4.5	Form of Advisor Warrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).
4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).
5.1*	Opinion of Paul Chestovich, Esq.

Exhibit Number	Description
10.1

Form of Securities Purchase Agreement, dated as of July 27, 2025, between Mill City Ventures III, Ltd. and each Purchaser (as defined therein) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).

10.2

Placement Agency Agreement, dated July 27, 2025, between Mill City Ventures III, Ltd. and A.G.P/Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).

10.3

Form of Registration Rights Agreement, dated as of July 27, 2025, between Mill City Ventures III, Ltd. and each Purchaser (as defined therein) (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).

10.4

Strategic Advisor Agreement, dated July 27, 2025, between Mill City Ventures III, Ltd. and Karatage Opportunities (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).

10.5^

Asset Management Agreement, dated July 27, 2025, between Mill City Ventures III, Ltd. and Galaxy Digital Capital Management LP, as asset manager (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).

10.6†

Digital Asset Purchase and Sale Agreement, dated July 27, 2025, between Mill City Ventures III, Ltd. and the Foundation Investor (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 31, 2025).

10.7	Executive Employment Agreement with Douglas Polinsky (incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on February 3, 2025).
10.8	Executive Employment Agreement with Joseph Geraci (incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on February 3, 2025).
10.9	Stock Incentive Plan (incorporated by reference to the registrant’s definitive proxy statement filed on December 15, 2022).
10.10	Amendment No. 1 to Stock Incentive Plan (incorporated by reference to exhibit 10.1 to the registrant’s quarterly report on Form 10-Q filed on August 15, 2023).
10.11	Fourth Short-Term Loan Agreement with Mustang Funding, LLC (incorporated by reference to exhibit 10.1 to the registrant’s quarterly report on Form 10-Q filed on November 12, 2024).
10.12

Fourth Short-Term Promissory Note issued by Mustang Funding, LLC in favor of Mill City Ventures III, Ltd. (incorporated by reference to exhibit 10.2 to the registrant’s quarterly report on Form 10-Q filed on August 15, 2023).

10.13

Amendment No. 1 to Fourth Short-Term Loan Agreement and Fourth Short-Term Promissory Note with Mustang Funding, LLC, dated April 29, 2024 (incorporated by reference to exhibit 10.3 to the registrant’s quarterly report on Form 10-Q filed on August 15, 2023).

10.14

Amendment No. 2 to Fourth Short-Term Loan Agreement and Fourth Short-Term Promissory Note with Mustang Funding, LLC, dated November 18, 2024 (incorporated by reference to exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 20, 2024).

10.15

Amendment No. 3 to Fourth Short-Term Loan Agreement and Fourth Short-Term Promissory Note with Mustang Funding, LLC, dated December 18, 2024 (incorporated by reference to exhibit 10.1 to the registrant’s current report on Form 8-K filed on December 18, 2024).

10.16

Amendment No. 4 to Fourth Short-Term Loan Agreement and Fourth Short-Term Promissory Note with Mustang Funding, LLC, dated January 7, 2025 (incorporated by reference to exhibit 10.1 to the registrant’s current report on Form 8-K filed on January 7, 2025).

10.17

Amendment No. 5 to Fourth Short-Term Loan Agreement and Fourth Short-Term Promissory Note with Mustang Funding, LLC, dated January 22, 2024 (incorporated by reference to exhibit 10.1 to the registrant’s current report on Form 8-K filed on February 3, 2025).

10.18

Amended and Restated Subordination and Intercreditor Agreement with Orion Pip LLC, dated January 24, 2025 (incorporated by reference to exhibit 10.2 to the registrant’s current report on Form 8-K filed on February 3, 2025).

10.19	Security Agreement with Mustang Funding, LLC, dated January 24, 2025 (incorporated by reference to exhibit 10.3 to the registrant’s current report on Form 8-K filed on February 3, 2025).

Exhibit Number	Description
10.20

Common Stock Purchase Agreement, dated as of August 1, 2025, by and among Mill City Ventures III, Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 1, 2025).

10.21

Registration Rights Agreement, dated as of August 1, 2025, by and among Mill City Ventures III, Ltd. and A.G.P./Alliance Global Partners(incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 1, 2025).

23.1	Consent of Boulay PLLP.
23.2*	Consent of Paul Chestovich, Esq (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to the initial Registration Statement).
107	Filing Fee Table.

____________

*        To be filed by amendment.

^        Certain schedules have been omitted from this exhibit pursuant to Item 601(a)(5) of Regulation S-K because they are not material. The registrant hereby agrees to provide a copy of any omitted schedule to the Commission upon request.

†        Confidential treatment has been requested for portions of this exhibit. Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and competitive harm analyses to the Commission upon request.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, Minnesota, on August 8, 2025.

MILL CITY VENTURES III, LTD.
By:	/s/ Douglas M. Polinsky
Douglas M. Polinsky
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas M. Polinsky his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Douglas M. Polinsky	Chief Executive Officer and Director	August 8, 2025
Douglas M. Polinsky	(Principal Executive Officer)
/s/ Joseph A. Geraci, II	Chief Financial Officer and Director	August 8, 2025
Joseph A. Geraci, II	(Principal Financial Officer and Principal Accounting Officer)
/s/ Marius Barnett	Chairman	August 8, 2025
Marius Barnett
/s/ Howard Liszt	Director (Independent)	August 8, 2025
Howard Liszt
/s/ Dana Wagner	Director (Independent)	August 8, 2025
Dana Wagner